Foreclosure Fiasco

Fewer homeowners behind on mortgage payments



By Les Christie, staff writer November 18, 2010: 10:10 AM ET

NEW YORK (CNNMoney.com) -- Mortgage delinquency rates dropped in the last three months -- but only because more borrowers had their homes repossessed. You can't be late on your mortgage payment if you've already lost your home.

The number of mortgage borrowers behind in their loans dropped during the three months ended Sept. 30 to a seasonably adjusted 9.13%, according to a report released Thursday by the Mortgage Bankers Association.

However, that only includes loans that were at least one payment past due, not loans that are in the foreclosure process. The number of foreclosures started -- which happens typically after a borrower is 90-plus days late -- rose to 1.34% of all loans from 1.11% a quarter earlier.

"Delinquency rates dropped pretty sharply," said Michael Fratantoni, MBA's vice president of research and economics, "mostly from a reduction in 90-plus days late category. That represents a move to the next category of delinquency -- foreclosure starts."



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So while overall delinquency rates are improving, it's only because foreclosures are being pushed through the pipeline faster.

"The foreclosure starts rate increased for all loan types and the foreclosure starts rate for prime fixed loans set a new record high in the survey, as more loans entered the foreclosure process," said Fratantoni

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foreclosure process," said Fratantoni.

Loans very seriously delinquent can sit in the pipeline for months, contributing to the high delinquency rates quarter after quarter. If they exit quicker, it shows up in improved delinquency rates.

The foreclosure rate for prime fixed loans set a record high at 1.12%. That high rate for the safest loan category is an indication that the main causes of mortgage payment problems have continued to shift since the mortgage meltdown began back in 2007.

In the initial stage of the crisis, toxic subprime loans were the driving force behind the high default numbers. These were mortgages that were often unaffordable to begin with, their borrowers dependent on soaring home prices, which added value to their homes, to make them work.

Now, more fundamental economic issues, especially job losses, are the main causes of delinquency.

The economy is unlikely to improve substantially over the next few months, according to Fratantoni, and job growth will be sluggish. The MBA is forecasting that the unemployment rate will be around 9.5% through to the end of 2011.

"So much depends on the job market," Fratantoni said. "And while we're getting some job growth, it's still weak."

The robo-signing scandal, which broke in September and involved problems with filings of foreclosure related documents, had little or no impact on the MBA's delinquency statistics; it simply came too late.

But, by delaying foreclosure starts as the banks sort out all the problems, it could well increase foreclosure inventory numbers in the fourth quarter of 2011. ■

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